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                                  EXHIBIT 12.4

                        PINNACLE WEST CAPITAL CORPORATION
                COMPUTATION OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (THOUSANDS OF DOLLARS)



                                          Nine Months
                                            Ended
                                            9/30/03       2002         2001         2000         1999         1998
                                            -------       ----         ----         ----         ----         ----
Earnings:
      Income from Continuing
         Operations ..................     $184,580     $206,198     $327,367     $302,332     $269,772     $242,892
      Income Taxes ...................       98,530      132,228      213,535      194,200      141,592      138,589
      Fixed Charges ..................      174,982      219,651      211,958      202,804      194,070      201,184
                                           --------     --------     --------     --------     --------     --------
         Total .......................     $458,092     $558,077     $752,860     $699,336     $605,434     $582,665
                                           ========     ========     ========     ========     ========     ========
Fixed Charges:
      Interest Expense ...............     $151,539     $187,512     $175,822     $166,447      157,142     $163,975
      Estimated Interest Portion of
         Annual Rents ................       23,443       32,139       36,136       36,357       36,928       37,209
                                           --------     --------     --------     --------     --------     --------
         Total .......................     $174,982     $219,651     $211,958     $202,804     $194,070     $201,184
                                           ========     ========     ========     ========     ========     ========
Preferred Stock Dividend Requirements:
      Income before income taxes .....     $283,110     $338,426     $540,902     $496,532     $411,364     $281,481
      Net income from continuing
         Operations ..................      184,580      206,198      327,367      302,332      269,772      242,892
                                           --------     --------     --------     --------     --------     --------

      Ratio of income before income
      taxes to net income ............        1.533        1.641        1.652        1.642        1.525        1.571
      Preferred stock dividends ......           --           --           --           --        1,016        9,703
                                           --------     --------     --------     --------     --------     --------
      Preferred stock dividend
         requirements - ratio (above)
         times preferred stock
         dividends ...................           --           --           --           --        1,549       15,239
                                           ========     ========     ========     ========     ========     ========
Fixed Charges and Preferred Stock
Dividend Requirements:
      Fixed charges ..................     $174,982     $219,651     $211,958     $202,804     $194,070     $201,184
      Preferred stock dividend
         requirements ................           --           --           --           --        1,549       15,239
                                           --------     --------     --------     --------     --------     --------
         Total .......................      174,982      219,651      211,958      202,804      195,619      216,423
                                           ========     ========     ========     ========     ========     ========
Ratio of Earnings to combined
      fixed charges and preferred
      stock dividend requirements
      (rounded down) .................         2.61         2.54         3.55         3.44         3.09         2.69
                                           ========     ========     ========     ========     ========     ========

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